Third Quarter 2006 Earnings November 1, 2006 Exhibit 99.2

Notice Regarding Forward-Looking StatementsCertain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Third Quarter 2006 Earnings November 1, 2006

Finish 2006 on plan – financially and operationally. Keep the scrubber construction project on track. Bring peaker analysis to resolution. Have received several strong bids and are in discussions with several potential buyers. Participate in discussions regarding Ohio Electric Choice post-2008. Short-Term Priorities

Committed to Running a Profitable, Well-Respected Electric Utility Solid Shareholder Value with a Strong Dividend Quality Customer Service Reliable Operations Positive Regulatory Relationships Long-Term View

Earnings Per Share 2006200520062005Earnings from Continuing Operations0.44$ 0.21$ 1.06$ 0.65$ Earnings from Discontinued Operations0.03$ --0.10$ 0.36$ Total Basic0.47$ 0.21$ 1.16$ 1.01$ Three Months EndedSeptember 30,Nine Months EndedSeptember 30,

Quarterly Variance Summary
Q3 '06 to Q3 '05 (Millions)

Revenues	Three Months Ended September 30, 2006	2005	Variance
Electric Revenues – Retail	$307.3	$292.2	$15.1
Electric Revenues – Wholesale	61.8	40.5	21.3
Electric Revenues – RTO ancillary	20.6	22.2	(1.6)
Other Revenues, Net of Fuel Costs	2.8	2.5	0.3
Total Revenues	$392.5	$357.4	$35.1
Fuel			
Coal	$88.6	$80.8	$7.8
Gas	10.3	15.5	(5.2)
Oil	1.2	1.4	(0.2)
Emission Allowance Costs	(0.6)	3.7	(4.3)
Total Fuel Costs	$99.5	$101.4	$(1.9)
Purchased Power			
Purchased Power	$48.3	$24.4	$23.9
RTO Ancillaries	12.8	13.0	(0.2)
Total Purchased Power	$61.1	$37.4	$23.7
Gross Margin	**$231.9**	**$218.6**	**$13.3**

Q3 Earnings November 1, 2006 -7-

Operation & Maintenance Legal $4.9 Employee Compensation & Benefits 3.7 Service Operations 2.8 Power Production 2.6 Low-Income Assistance Program* 1.6 PJM Administrative Fees* 1.4 Insurance Reserves (5.0) Other 0.4 Total O&M Increase $12.4 Amortization of Reg Assets Increase* $1.8 Investment Income Decrease $30.8 Interest Expense Decrease $9.2 Quarterly Variance Summary Q3 ’06 to Q3 ’05 (Millions)*DP&L is receiving regulatory recovery.

Liquidity & Cash Flow (Millions) Cash & Cash Equivalents $189.9 $595.8 Short-Term Investments Available for Sale --- $125.8 9/30/06 12/31/05 Capital Expenditures $283.9 $138.2 Nine Months Ended September 30, 2006 2005

Stock Buyback Update Board-authorized $400 million program. Completed on August 21, 2006. 14.9 million shares repurchased, or 11.7% of outstanding stock at December 31, 2005. Average repurchase price was $26.91 per share.

Future Outlook 2006 Reaffirming guidance for basic earnings per share from continuing operations of $1.35 to $1.50. 2007 Updating guidance for basic earnings per share from continuing operations to $1.50 to $1.65 from previous forecast of $1.65 to $1.80. Three drivers to the revised guidance: fuel, purchased power and litigation expenses.

Third Quarter 2006 Earnings November 1, 2006